FOR IMMEDIATE RELEASE

CIC CLOSES FUNDING ROUND

All Financial Debt Converted to Equity

Redwood Shores, CA, November 16, 2012 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, announced today that it had completed its recently announced financing transaction.

Following the Company’s 2012 annual meeting held on November 13, 2012, CIC closed on an additional $1.1 million in cash and converted approximately $3.3 million in unsecured promissory notes into shares of preferred stock. The consummation of the financing resulted in the issuance of approximately $4.4 million in Series D-1 and Series D-2 Preferred Stock (collectively, the “Series D Preferred”).

“The Series D Preferred is attractively priced with an average conversion price of $0.0435 per share,” stated Philip Sassower, CIC’s Chairman and Chief Executive Officer. “We believe our ability to attract funding at a higher valuation reflects CIC’s recent performance improvements, our investor group’s ongoing commitment to the Company and our shareholders’ support of the strategies being implemented by our management team.”

Additional information on this funding round will be available in the Company’s Current Report on Form 8-K that CIC expects to file with the Securities and Exchange Commission today, and will be available at www.sec.gov.

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California. For more information, please visit our website at http://www.cic.com. CIC’s logo is a registered trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f